Exhibit 21.1

Significant Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Jianzhi Education Group Company Limited	BVI
Jianzhi Education Technology (HK) Company Limited	Hong Kng
Hong Kong Sentu Education Technology Limited	Hong Kong
Jianzhi Century Technology (Beijing) Co., Ltd.	PRC
Beijing Sentu Lejiao Information Technology Co., Ltd.	PRC
Sentu Shuzi Education Technology (Beijing) Co., Ltd.	PRC

Consolidated Variable Interest Entity	Place of Incorporation
Beijing Sentu Technology Co., Ltd.	PRC

Subsidiary of Consolidated Variable Interest Entity	Place of Incorporation
Shanghai Ang’you Inernet Technology Co., Ltd.	PRC
Sentu Guoxin Education Technology (Beijing) Co.,	PRC
Guangzhou Xingzhiqiao Information Technology Co., Ltd.	PRC
Guangzhou Lianhe Education Technology Co., Ltd.	PRC